EXHIBIT 4

                          SECURITIES PURCHASE AGREEMENT


                            Dated as of March 1, 2006


                                      among


                              NETWOLVES CORPORATION


                                       AND



                           THE INVESTORS NAMED HEREIN


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                          SECURITIES PURCHASE AGREEMENT


Securities Purchase Agreement (the "Purchase Agreement", or the "Agreement") dated as of March 1, 2006, among NETWOLVES CORPORATION, a New York corporation (the "Company"), and the investors listed on the signature pages hereto (each an "Investor" and collectively, the "Investors").

     WHEREAS, the Company desired to sell (a) 18% senior secured promissory notes in the principal amount of up to $950,000 (the "Notes"), in the form attached as Exhibit A hereto, and (b) up to 1,000,000 shares ("Shares") of the Company's common stock, $0.0033 par value per share (the "Common Stock") at a price of $0.05 per share or 100 shares for each $95.00 of principal amount of Notes sold, pursuant to the provisions of this Agreement; and the Investors desire to purchase from the Company and Company desires to sell the Notes and the Shares.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

     In consideration for the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



                                   ARTICLE I

                                   DEFINITIONS

     Section 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Affiliate" of any Person means (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer or member or partner
(i) of such Person or (ii) of any Person described in clause (a) above. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means either (x) the power, directly or indirectly, to vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person, or (y) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

     "Aggregate Amount" has the meaning set out in Section 2.03(a).

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     "Agreement"  means this  Purchase  Agreement,  as the same may be  amended, supplemented or otherwise modified from time to time.

     "Business Day" means a day other than Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

     "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

     "Change In Control" with respect to a Person means (i) the sale, transfer or other disposition of all or substantially all of such Person or (ii) any merger or consolidation of such Person with or into another Person or any other corporate reorganization (including any sale of equity interests representing 50% or more of the voting power of the outstanding equity interests of such Person), if Persons who were not holders of 50% or more of the outstanding equity interests of such Person immediately prior to such proposed merger, consolidation or other reorganization would own immediately after such proposed merger, consolidation or the reorganization more than 50% of the voting power of the outstanding equity interests of such Person.

     "Closing" has the meaning specified in Section 2.01(b).

     "Collateral" has the meaning specified in the Security Agreement.

     "Common Stock" means the common stock of the Company.

     "Copyrights" has the meaning set forth in the definition of "Intellectual Property."

     "Current Account Receivable" shall mean, with respect to the Company and its Subsidiaries on a consolidated basis, the amount of accounts receivables of the Company and its Subsidiaries calculated in accordance with GAAP which are less than sixty (60) days past due.

     "Debt" of any Person at any date means (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred for goods and services used in the ordinary course of business and payable in accordance with customary practices),
(b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or other similar instrument, (c) all obligations of such Person under Purchase Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

     "Default" means any event or condition that, with notice or lapse of time or both, would become an Event of Default.

     "Environmental Laws" means all laws, rules, regulations, codes, ordinances, technical standards, orders, decrees, judgments, injunctions, notices or binding

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agreements  issued,  promulgated or entered into by any governmental  authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any hazardous material or to health and safety matters.

     "Event of Default" has the meaning specified in Section 6.01.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Purchase Lease" means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

     "Governing Documents" shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter, certificate of formation or similar document adopted or filed in connection with the creation, formation or organization of any other entity and any operating agreement, management agreement or similar document or an entity; and (c) any amendment or supplement to any of the foregoing.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Indemnified Party" has the meaning specified in Section 8.05(a).

     "Intellectual Property" means (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), and all improvements thereto; (ii) all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, and extensions thereof (collectively, "Patents"); (iii) trademarks, service marks, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof, and all applications, registrations and renewals in connection therewith (collectively, "Trademarks"),
(iv) copyrightable works, all copyrights and all registrations, registration applications and renewals in connection therewith and mask works and all registrations, registration applications and renewals in connection therewith (collectively, "Copyrights"); (v) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium); (vi) proprietary database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however documented; (vii) all industrial designs and any registrations and applications therefor; (viii) all Trade Secrets and Other Proprietary Information and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued hereunder.

     "Investors" has the meaning set out in the Recitals to this Agreement.

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     "Lien" means any lien, charge, claim, mortgage,  security interest or other
charge  or  encumbrance  of  any  kind,  or  any  other  type  of   preferential
arrangement, upon or with respect to any property, including any title retention agreement or any leases in the nature thereof and any easement, right of way or other encumbrance on title to real property.

     "Transaction Documents" means this Agreement, the Security Agreement, the Notes and any additional agreements executed by the parties after the date hereof in order to perfect or continue the perfection of a security interest granted under the Security Agreement and the Registration Rights Agreement.

     "Material Adverse Effect" means (I) with respect to the Company, (a) a material adverse effect on the business, operations, properties or condition (financial or otherwise) or prospects of the Company, (b) the inability of the Company to perform any of its obligations hereunder or under any of the other Transaction Documents to which it is a party, or (c) an adverse effect on the validity or enforceability of this Agreement or any other Transaction Document or the rights or remedies of the Investor hereunder or thereunder; and (II) with respect to a Person other than the Company, a material adverse effect on the business, operations, properties or condition (financial or otherwise) or prospects of such Person or any Affiliates of such Person.

     "Maturity Date" means, with respect to the Notes, the earliest to occur of:
(a) the date that is thirteen (13) months following the Closing; (b) the accelerated date or dates on which the Company achieves certain net income as set forth in this Agreement; or (c) the date on which an Event of Default occurs.

     "Notes" means the secured promissory notes of the Company payable to the order of the Investors in the aggregate principal amount or up to Nine Hundred Fifty Thousand United States Dollars (US$950,000), in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Company to the Investors under the transactions made by the Investors to the Company hereunder.

     "Patents" has the meaning set forth in the definition of "Intellectual Property."

     "Permitted Debt" means any Debt that ranks junior in priority to the Notes in all respects.

     "Permitted Liens" means Liens that have received the express prior written approval of all the Investors, which Investors may withhold or provide in their sole and absolute discretion.

     "Person" means an individual, corporation, partnership, business trust, joint venture, association, joint stock company, trust, unincorporated organization, joint venture, limited liability company or other entity, or a government or any agency or political subdivision thereof.

     "Registration Rights Agreement" means that certain registration rights agreement, dated as of even date herewith, between the Company and the Investor, in the form attached hereto as Exhibit C.

     "Securities Act" means the US Securities Act of 1933, as amended.

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     "Security  Agreement"  means that certain security  agreement,  dated as of even date herewith, by and between the Company and the Investors, in the form attached hereto as Exhibit B.

     "Subsidiary" means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which 50% or more of the Capital Stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by the Company (either alone or through or together with any other Subsidiary or Subsidiaries), including without limitation.

     "Tax Returns" has the meaning specified in Section 4.01(f).

     "Trademarks" has the meaning set forth in the definition of "Intellectual Property."

     "Trade Secrets and Other Proprietary Information" means (i) trade secrets and confidential business information (including without limitation, product specifications, data, know-how, inventions and ideas, past, current and planned research and development, customer lists, current and anticipated customer requirements, price lists, market studies and business plans); (ii) any and all information concerning the business and affairs of a person (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented; (iii) any and all notes, analyses, compilations, studies, summaries, and other material prepared by or for a person containing or based, in whole or in part, on any information included in the foregoing, however documented; and (iv) all databases and data collections and all rights therein.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

     Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

     Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with U.S. generally accepted accounting principles ("GAAP").


                                   ARTICLE II

                      PURCHASE AND SALE OF NOTES AND SHARES

     Section 2.01 Purchase and Sale.

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     (a)  Commitment.  On the terms and subject to the  conditions  contained in this Agreement, in reliance upon the representations and warranties of the Company set forth herein and in the other Transaction Documents to which it is a party, the Investors agree to purchase at the Closing (as hereafter defined), and the Company agrees to issue and sell to the Investors at the Closing, the amount of Notes and the number of Shares set forth opposite each Investor's name on the signature pages hereto, for an aggregate purchase price equal to the sum of the principal amount of the Notes and the number of Shares purchased at a price of $.05 per Share s (the "Purchase Price").

     (b) Closing. Subject in any and all events to the satisfaction in full of the conditions set forth in Article III hereof, as of the Closing (as defined below), the Company shall deliver to the Investors, the Note and the Shares, against payment of the Purchase Price to the Company. Except as may otherwise be consented to by the Company, the minimum purchase for each Investor shall be $50,000 consisting of a $45,000 Note, and 50,000 Shares.

     The initial closing of the purchase and sale of $425,000 principal amount of funding, inclusive of the Note and Stock purchase (the "Minimum Amount") under this Agreement (the "Initial Closing") shall be held at the offices of Company (or remotely via the exchange of documents and signatures), on or before March 31, 2006 (the date of the Initial Closing is hereinafter referred to as the "Initial Closing Date").

     The subsequent closing(s) of the purchase and sale of up to an additional $525,000 of principal amount of funding in excess of the Minimum Amount (the "Maximum Amount") under this Agreement (the "Subsequent Closing(s)") shall take place at a time agreed upon by the Company and the Investors participating in the respective Subsequent Closing (the date(s) of the Subsequent Closing(s) is hereinafter referred to as the "Subsequent Closing Date(s)"), all of which shall occur in any event no later than April 30, 2006.

     The Investors agree that any additional persons or entities that acquire Notes and Stock at any "Subsequent Closing" shall become "Investors" under this Agreement with all the rights and obligations attendant thereto, upon their execution of this Agreement without further action by any other Investor.

     For purposes of this Agreement, the terms "Closing" and "Closing Date", unless otherwise indicated, refer to the applicable closing and closing date of the Initial Closing or the Subsequent Closing(s), as the case may be.

     (c) Note. The Notes will be deemed subject to this Agreement upon their issuance. Any and all payments hereunder shall be made in United States dollars in immediately available funds.

     (d) Seniority. The Notes shall be the senior indebtedness of the Company. Without the prior written consent of all of the Investors which may be withheld or provided in each Investor's sole and absolute discretion, the Company shall not incur nor suffer to exist any indebtedness other than Permitted Debt. All Permitted Debt shall rank junior in priority, in all respects, to the Notes and the security interests of Investors granted pursuant to the Security Agreement in connection therewith, in accordance with this Agreement and the transactions contemplated hereby.

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     Section 2.02 Interest.

     (a) Interest. The Notes shall bear interest on the unpaid principal amount thereof from the date of the Closing to the date repaid in full at a monthly percentage rate equal to 18% per annum payable in arrears on a monthly basis commencing March 1, 2006. Interest shall be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed.

     Section 2.03 Repayment.

     (a) Maturity Date Repayment. On the Maturity Date, the Company shall be liable to pay to the Investors the aggregate outstanding principal amount of the Notes, together with all interest accrued thereon (such outstanding principal amount, together with such accrued interest, being called the "Aggregate Amount"), together with all other amounts in respect of the Notes then owing to the Investor hereunder and under the other Transaction Documents, whether for costs and expenses or otherwise, as limited by Section 8.13.

     (b) Prepayment. (i) The Company shall have the right to prepay the Notes on or after August 1, 2006 at 105% of the principal amount together with accrued interest; (ii) each Investors shall have the right to demand full payment of its respective Note in the event (x) Company reports net income before taxes of at least $500,000 in any calendar quarter, or (y) Company's default hereunder or under the Notes.

     Section 2.04 Security Agreement. As security for, among other things, the Company's obligations under this Agreement, the Notes and each of the other Transaction Documents to which the Company is a party, the Company shall at the Closing enter into the Security Agreement and grant to the Investors a first priority, perfected security interest in the Collateral (as such term is defined in the Security Agreement) which shall include, but shall not be limited to, the Intellectual Property of the Company.



                                  ARTICLE III

                  CONDITIONS OF INVESTOR OBLIGATIONS AT CLOSING

     Section 3.01 Conditions Precedent to the Closing. The obligations of the Investors under subsection 1.1 of this Agreement is subject to the fulfillment on or before the Closing of each of the following conditions:

     (a) Transaction Documents and Shares Delivered. The Company shall have duly executed and delivered the Transaction Documents to which it is a party and all documents contemplated hereby and thereby, and delivered signed stock certificates representing the Shares.

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     (b) Additional  Documents  Delivered.  The Company shall have duly executed and delivered to the Investors the following  documents,  each dated the date of
the  Closing  (unless  otherwise   provided  herein),   in  form  and  substance
satisfactory to the Investors:

          (i) Copies of the resolutions of the Board of Directors of the Company, which resolutions, among other things, authorize the execution and delivery by the Company of, and the performance by the Company under this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and the issuance of the Shares.

          (ii) Copies of all documents and instruments, including all authorizations, consents and approvals of, evidence of all other actions by, and notices and filings with, all governmental authorities and regulatory bodies or other Persons to which the Company has contractual, legal or regulatory obligations as shall be required for the consummation of, and the execution and delivery of, the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, and the issuance of the Shares.

          (iii) Copies of the Governing Documents of the Company, certified as of a recent date prior to the Closing by an officer of the Company.

          (iv) A certificate of the Company, signed by an officer of the Company (the statements made in which certificate shall be true on and as of the Closing), certifying: (A) the truth in all material respects of the representations and warranties made by the Company in the Transaction Documents to which it is a party; (B) the absence of any event occurring and continuing, or resulting from the Transaction or the application of the proceeds therefrom, that constitutes or could constitute a Default or an Event of Default; and (C) the satisfaction of all conditions precedent by the Company to the obligations of the Investors to purchase the Notes and the Shares.

          (v) A signed copy of a certificate of the Secretary or an officer of the Company certifying the names and true signatures of the officers of the Company authorized to sign each Transaction Document to which the Company is a party, and the other documents to be delivered hereunder and thereunder.

          (vi) Such other approvals, opinions or documents as the Investors may reasonably request.

     (c) Security Interest Perfected. The Company shall have taken or caused to be taken such actions as may be necessary or desirable so that the Investors have a valid and perfected first priority security interest in the Collateral, as such term is defined in the Security Agreement including, but not limited to, the intellectual property of the Company.

     (d) No Event of Default. As of the Closing Date no event shall have occurred or be continuing or could reasonably be expected to result from the Transaction or from the application of the proceeds therefrom, that could constitute a Default or an Event of Default.

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     (e) Absence of Material  Change.  As of the Closing Date, there has been no event that has caused or may cause a Material Adverse Effect on the Company since the date of this Agreement.

     (f) Minimum Investmentt. A minimum investment or purchase of no less than $350,000 in Notes and Shares by all Investors shall have been made.



                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     Section 4.01 Representations and Warranties. The Company hereby represents and warrants that, at the date of this Agreement:


     (a) Due Incorporation, Etc. The Company is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and corporate authority to own, lease and operate its property and assets and to conduct its business as presently conducted and as proposed to be conducted by it. The Company has full corporate power and corporate authority to enter into and perform its obligations under the Transaction Documents, to issue the Shares and to carry out the transactions contemplated by the Transaction Documents. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its business and its ownership or leasing of property makes such qualification necessary.

     (b) Enforceability: No Conflict. Each of the Transaction Documents constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application applying to the Company and relating to bankruptcy, insolvency, and the relief of debtors and rules of law applying to the Company and governing specific performance, injunctive relief and other equitable remedies. Neither the execution and delivery of any Transaction Document to which the Company is a party, nor the performance by the Company of its obligations thereunder nor the issuance of the Shares, (i) will conflict with or result in a breach of, or constitute a default under the Company's Governing Documents or any other document to which Company or its Affiliates is a party, or (ii) will conflict with or result in a breach of, or constitute a default under or result in the creation or imposition of any Lien upon any of the property or assets of the Company under any applicable law, rule, governmental regulation, judgment, decree, indenture, mortgage, deed of trust or other instrument or agreement to which the Company or any of its Affiliates may be or become a party or by which it may be or become bound.

     (c) Litigation. There is no pending or, to the Company's knowledge, threatened litigation, investigation, action or proceeding of or before any court, arbitrator or governmental agency (i) which purports to affect the legality, validity or enforceability of any Transaction Document or (ii) that could have a Material Adverse Effect against (a) the Company or any of its officers, directors or employees (in their capacity as such) or (b) any of the properties of the Company. The Company is not a party or subject to the

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provisions of any order,  writ,  injunction,  judgment or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending which is likely to have a Material Adverse Effect.

     (d) Capitalization and Voting Rights. The number of authorized, issued and outstanding capital stock of the Company is set forth in the Company's publicly available filings with the Securities and Exchange Commission. Except as disclosed therein, no securities of the Company or any Subsidiary are entitled to preemptive or similar rights, nor is any holder of securities of the Company or any Subsidiary entitled to preemptive or similar rights arising out of any agreement or understanding with the Company or any Subsidiary by virtue of any of the Transaction Documents. Except as disclosed therein, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, except as a result of the purchase and sale of the Securities, or rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings, or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock.

     (e) Valid Issuance of Notes and Shares. The Note and the Shares being purchased by the Investors hereunder, when issued, sold, and delivered in accordance with the terms hereof for the consideration provided for herein, will be duly and validly issued, and, in the case of the Shares, fully paid and non-assessable and, based in part upon the representations of the Investors in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

     (f) No Violation. The Company is not in violation of, nor does the execution of any of the Transaction Documents by the Company or the consummation of the transactions contemplated hereby or thereby result in the violation of,
(i) any term of the Company's Governing Documents or (ii) any term of any agreement or instrument to which the Company is a party or by which any are bound in any respect which has or could be reasonably expected to have a Material Adverse Effect.

     (g) Taxes. The Company has accurately prepared and timely filed all federal, state local and foreign reports, returns, estimates, declarations, information returns and statements with respect to income taxes (together, "Tax Returns") that are required to be filed by it and has paid or made provision for the payment of all such taxes due with respect to the periods covered by such Tax Returns, in all material respects. No such Tax Returns of the Company have been audited by any taxing authority, and there are no waivers in effect of the applicable statute of limitations for any period. No deficiency assessment or proposed adjustment of federal income taxes or state or municipal taxes of the Company is pending and the Company has no knowledge of any proposed liability for any tax to be imposed on the Company. For the purpose of this Section 4.01(f), "tax" or "taxes" shall mean all federal, state, local or foreign taxes, including but not limited to income, gross receipts, windfall profits, alternative minimum, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

     (h) Security Interest Generally. The Security Agreement is effective to create, and with the delivery of the Collateral will create, when filed in the appropriate jurisdiction, in favor of the Investors, a legal, valid and enforceable first priority perfected security interest in the Collateral.

     (i) Financial Condition

          (i) The unaudited financial statements of Company for the three months ended September 30, 2005 as filed with the Securities and Exchange Commission are complete and correct in all material respects and present fairly the consolidated financial position and condition of Company at such date. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods disclosed therein. There are no liabilities or obligations as of such date not disclosed therein.

          (ii) Since September 30, 2005, there has been no change in the financial position or condition of the Company, nor any development or event which has had or could reasonably be expected to have a Material Adverse Effect, except that Company has continued to sustain net operating losses through December 31, 2005.

     (j) Title to Properties: Liens and Encumbrances. The Company (i) has good and valid title to all of its owned properties and assets, both real and personal, tangible and intangible, reflected on the Interim Financial Statements, and such properties and assets are subject to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge except for Permitted Liens and routine statutory liens securing liabilities not yet due and payable and minor liens, encumbrances, restrictions, exceptions, reservations, limitations and other imperfections that do not materially detract from the value of the assets as a whole or the present use of such assets, and
(ii) is not in default or in breach in any material respect of any material leases or licenses, and holds a valid leasehold or licensed interest in the material property it leases or that is licensed to it.


     (k) Intellectual Property Rights

          (i) Ownership and Other Rights; Sufficiency of Intellectual Property Assets. Company owns or possesses adequate licenses, re-marketing or sublicensing rights, or other rights to use, free and clear of all Liens, all of its Intellectual Property used in the conduct of Company's business as presently conducted. Such Intellectual Property of Company constitutes all the Intellectual Property rights material to the conduct of Company's business as presently conducted and are all such Intellectual Property rights necessary to operate such business after the Closing Date in substantially the same manner as such business has been operated by Company prior thereto.

          (ii) No Pending or Threatened Infringement Claims. No litigation is now pending and no notice or other claim in writing has been received by Company, (A) alleging that Company has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the

     Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to Company.

          (iii) Actions to Protect Intellectual Property. The Company has taken commercially reasonable steps to protect its rights in its Intellectual Property and maintain the confidentiality of all of its confidential information.

     (l) Restricted Payments. The Company has not (i) except with respect to its Preferred Stock, declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its Capital Stock,
(ii) made any Transactions or advances to any Person, other than advances of expenses to employees in the ordinary course of business, or (iii) sold, exchanged or otherwise disposed of any of its assets or rights.

     (m) Not a Guarantor. The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

     (n) ERISA. Neither the Company nor any Subsidiary maintains, sponsors, or contributes to any program or arrangement that is an "employee pension benefit plan," an "employee welfare benefit plan" or a "multiemployer plan," as those terms are defined in Sections 3(2), 3(1), and 3(37) of the Employee Retirement Income Security Act of 1974, as amended.

     (o) Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any federal, state, local or foreign Governmental Authority to which the Company is subject is required in connection with the consummation of the transactions contemplated by this Agreement.

     (p) Compliance. The Company has complied with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, noncompliance with which, individually or in the aggregate with other non-compliances, has had or could reasonably be expected to cause a Material Adverse Effect on the Company. The Company possesses and is operating in compliance with all licenses, certificates, consents, authorities, approvals and permits from all state, federal, foreign and other regulatory agencies or bodies necessary to conduct the business now operated by it except for any nonpossession or noncompliance which has not had and could not reasonably be expected to cause a Material Adverse Effect on the Company, and the Company has not received any notice of proceedings relating to the revocation or modification of any such permit or any circumstance which would lead it to believe that such proceedings are reasonably likely which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, has had or could reasonably be expected to cause a Material Adverse Effect on the Company.

     (q) Insurance. To the knowledge of the Company, the amount and types of insurance carried by the Company, and the terms and conditions thereof, are adequate for the Company's business and with respect to the transactions contemplated hereby.

     (r) Full Disclosure. This Agreement, the attached schedules and exhibits, the other Transaction Documents and other documents called for hereby delivered by the Company to the Investors or its attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, all taken together, do not contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.


                                    ARTICLE V

                                    COVENANTS

     Section 5.01 Affirmative Covenants. The Company covenants and agrees that, so long as any amount is outstanding under any of the Transaction Documents, the Company shall, unless waived by all the Investors in writing:

     (a) Notice of Defaults. Promptly upon and in any event within 5 business days after any executive officer of the Company obtaining knowledge thereof, give notice to the Investors (i) of any development, including, without limitation, any litigation, investigation or proceeding affecting the Company, which has a Material Adverse Effect, could reasonably be expected to have a Material Adverse Effect or, in the case of any litigation, investigation or other proceeding, which could, if adversely decided, reasonably be expected to have a Material Adverse Effect and (ii) of a Default or Event of Default under this Agreement, each such notice being in the form of an officers' certificate, signed by an executive officer of the Company, specifying, to the extent known by the Company, the nature and period of existence of any such event.

     (b) Corporate Existence. The Company shall at all times preserve and keep in full force and effect its corporate existence and all of its material rights and shall continue to conduct its business in the ordinary course.

     (c) Maintenance of Properties; Insurance. The Company will maintain in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Company and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof which it deems necessary in its reasonable business judgment. The Company will maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds and with respect to liability customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses.

     (d) Compliance with Laws. The Company shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, noncompliance with which, individually or in the aggregate with other non-compliances, could reasonably be expected to cause a Material Adverse Effect on the Company.

     (e) Monthly Receivables Certificate. Within ten (10) days following the end of each calendar month, furnish to each Investor a certificate of its chief financial officer that, as of the end of the preceding calendar month, the Current Accounts Receivable exceeded $1,500,000, and specifying the amount of the Current Accounts Receivable as of month end.

     (f) Maintain Current Account Receivable. At all times while the Notes remain outstanding, maintain Current Account Receivable of no less than $1,500,000.

     (g) Use of Proceeds. The Company shall use the proceeds from the sale of the Notes and the Shares for working capital purposes.

     Section 5.02 Negative Covenants. The Company covenants and agrees that, so long as any amount is outstanding under any of the Transaction Documents, neither it nor any of its Subsidiaries shall, without the written consent of all the Investors:

     (a) Additional Debt. Create, incur, assume or suffer to exist any Debt other than Debt arising under this Agreement and the other Transaction Documents and Permitted Debt.

     (b) Liens. Create, incur, assume or suffer to exist any Lien, upon or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or, hereafter acquired, or sign any security agreement authorizing any secured party thereunder to file such Purchase statements, or assign any accounts or other night to receive income, other than Permitted Liens.

     (c) Change in Nature of Business. Make any material change in the nature of its business as it exists on the date hereof.


                                   ARTICLE VI

     Representations and Warranties of the Investors. Each of the Investors, severally and not jointly, hereby represent and warrant as to itself that:

     Section 6.01 Authorization. The Transaction Documents constitute valid and legally binding obligations of the Investor enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

     Section 6.02 Purchase Entirely for Own Account. The Notes and the Shares to be purchased by the Investor (collectively, the "Securities") will be acquired for investment for the Investor's own account and not with a view to the resale or distribution of any part thereof. The Investor represents that it has full power and authority to enter into this Agreement.

     Section 6.03 Disclosure of Information. The Investor acknowledges that it has received all the information that it has requested relating to the Company and the purchase of the Notes and the Shares and has had an opportunity to review and question the Company in connection with all public filings of Company under applicable state and federal rules and regulations, or as required by the Securities and Exchange Commission or state regulatory agencies. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Notes and the Shares. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article IV of this Agreement or the right of the Investor to rely thereon.

     Section 6.04 Accredited Investor. The Investor is an "accredited investor" within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission (the "SEC"), as presently in effect.

     Section 6.05 Restricted Securities. Investor understands that the Note and the Shares that it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, the Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

     Section 6.06 Legends. It is understood that the certificates evidencing the Notes and the Shares may bear a legend in substantially the following form:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AS SET FORTH IN THIS CERTIFICATE. THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER, OR DISPOSITION MAY BE EFFECTUATED WITHOUT REGISTRATION UNDER THE ACT."

     Section 6.07 Investor Questionnaire. If requested by the Company, the Investor covenants to execute and deliver to the Company prior to, at or promptly following the Closing an investor questionnaire supplied by the Company.


                                   ARTICLE VII

                                EVENTS OF DEFAULT

     Section 7.01 Events of Default. If any of the following events (an "Event of Default") shall occur and be continuing:

     (a) The Company shall fail to pay the principal of, or any interest on, the Notes or any other amount payable under any Transaction Document to which it is a party within ten (10) business days after such amount becomes due and payable; or

     (b) Any representation or warranty made by the Company under or in connection with any Transaction Document to which it is a party shall prove to have been incorrect in any material respect when made; or

     (c) The Company shall fail to deliver the officer's certificate required to be delivered pursuant to Section 5.01(e), and such failure shall continue unremedied for a period of ten (10) business days; or

     (d) The Company shall fail to perform or observe any other term, covenant or agreement contained in any Transaction Document to which it is a party and such failure shall continue unremedied for a period of fifteen (15) business days after notice of such failure to perform is delivered in writing to the Company; or

     (e) A default shall occur under the Security Agreement; or

     (f) The Company shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or either shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company seeking to adjudicate the Company as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of the Company or its debt under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for the Company or for any substantial part of its property, or seeking a warrant of attachment, execution or similar process against any substantial part of its property and, in the case of any such proceeding instituted against the Company, either such proceeding shall remain undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, or for any substantial part of, the Company's property) shall occur; or the Company shall take corporate action to authorize any of the actions set forth above in this subsection (f); or

     (g) Any judgment or order for the payment of money in excess of US$250,000 shall be rendered against the Company, and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (ii) there shall have been a period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     (h) Any non-monetary judgment or order shall be rendered against the Company that could be reasonably likely to have a Material Adverse Effect on the Company, and there shall be any period of 10 consecutive days during which a stay of enforcement or such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     (i) Any provision of any Transaction Document after delivery thereof shall for any reason cease to be valid and binding on the Company or the Company shall so state in writing.

     Section 7.02 Remedies. In the case of an Event of Default:

     (a) with respect to Section 7.01(a) through 7.01(e) and with respect to Sections 7.01(g) through (h), the Investors may, individually with respect to its respective Note, or in the aggregate, by notice to the Company, declare the principal amount then outstanding of, and the accrued interest on, the Notes and all other amounts payable by the Company hereunder and under the Notes and the Security Agreement

     (b) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable in cash, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; and

     (c) with respect to Section 7.01(f), the unpaid principal amount of and accrued interest on the Notes and all other amounts payable by the Company hereunder and under the Notes shall automatically become immediately due and payable, in cash, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company.



                                  ARTICLE VIII

                                  MISCELLANEOUS

     Section 8.01 Amendments.

     (a) No amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any other Transaction Document, or consent to any departure by the Company or the Investors therefrom, shall in any event be effective without the written concurrence of the Company and all of the Investors provided however, each Investor may individually extend the Maturity Date of its Note in its sole and absolute discretion.

     (b) Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 8 time outstanding, its assigns and, if signed by the Company, the Company.

     Section 8.02 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, defends and other communications will be sent to the addresses set forth below:

     If to the Investors, to them at their respective addresses set forth in the signature pages hereof:

     If to the Company, to:

                  NetWolves Corporation
                  4805 Independence Parkway
                  Suite 101
                  Tampa, Florida  33634
                  Attn:  Mr. Walter M. Groteke
                  Telephone:  813-286-8644
                  Fax:  813-286-0047

                                     xviii

     With a copy to (which shall not constitute notice):

                  Beckman, Lieberman, & Barandes, LLP
                  116 John Street
                  Suite 1313
                  New York, NY  10038
                  Attn:  David H. Lieberman, Esq.
                  Telephone:  212-608-3500
                  Fax:  212-608-9687

     Section 8.03 No Waiver; Remedies. No failure on the part of the Investors to exercise, and no delay in exercising, any right hereunder or under any Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     Section 8.04 Binding Effect. This Agreement shall become effective when it shall have been executed by the Company and the Investors and thereafter shall be binding upon and inure to the benefit of the Company and the Investors and their respective successors and assigns, except that the Company shall not have the right to assign or otherwise transfer all or any part of its rights or obligations hereunder or any interest herein without the prior written consent of the Investor.

     Section 8.05 Indemnity.

     (a) The Company agrees to indemnify and hold harmless the Investors and each of its Affiliates and their respective directors, officers, members, managers, employees, agents, representatives, assignees and controlling persons (each, an "Indemnified Party") from and against any and all losses, claims, damages, expenses and liabilities (including the cost of any investigation, litigation, or other proceedings, regardless of whether any Indemnified Party is a party thereto), and fees, disbursements and other charges of counsel, joint or several, to which such Indemnified Party may become subject under any applicable law and related to or arising out of (i) any transaction contemplated by the Transaction Documents or the execution, delivery and performance of the Transaction Documents or any other document in any way relating to the Transaction, the other transactions contemplated by the Transaction Documents (as such documentation may be amended, modified or supplemented) or (ii) any breach of a representation, warranty or covenant contained in any Transaction Documents. The Company will not be liable under the foregoing indemnification provision to an Indemnified Party to the extent that any loss, claim, damage, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's bad faith, gross negligence, or knowing violation of law. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company, or any security holders or creditors thereof, related to or arising out of the execution, delivery and performance of any Transaction Document or any other document in any way relating to any of the Transactions or the other transactions contemplated by the Transaction Documents, except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court to have resulted from such Indemnified Party's bad faith or gross negligence or any breach of this Agreement.

     (b) If the indemnification of an Indemnified Party provided for in Section 8.06(a) is for any reason held unenforceable, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and such Indemnified Party, on the other hand, of the transactions contemplated by the Transaction Documents, including, without limitation, the Transactions and the other transactions contemplated by any other document in any way relating to any of the Transactions (whether or not any of such transaction is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and such Indemnified Party, on the other hand, as well as any other relevant equitable considerations; provided, however, that, to the extent permitted by applicable law, in no event shall any Indemnified Party be required to contribute an aggregate amount in excess of the aggregate interest and costs and expenses actually paid to such Indemnified Party in connection with the Transaction

     Section 8.07 Governing Law. This Agreement, the Security Agreement, the Registration Rights Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

     Section 8.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     Section 8.09 Consent to Jurisdiction.

     (a) The Company hereby irrevocably submits to the jurisdiction of any New York State or federal court sitting in the City of New York, New York, in any action or proceeding arising out of or relating to this Agreement or any other Transaction Document, and the Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York, New York state court or such federal court. The Company hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Company hereby irrevocably consents to the service of copies of any summons and complaint and any other process which may be served in any such action or proceeding by certified mail, return receipt requested, or by delivering a copy of such process to the Company, at its address specified in Section 8.02 or by any other method permitted by law. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or by any other manner provided by law.

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

     (b) Nothing in this Section 8.09 shall affect the right of the Investors to serve legal process in any other manner permitted by law or affect the right of the Investors to bring any action or proceeding against the Company or their property in the courts of other jurisdictions.

     Section 8.10 Waiver Of Jury Trial. EACH OF THE COMPANY, AND THE INVESTORS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTION DOCUMENTS, ANY DOCUMENT DELIVERED UNDER THE TRANSACTION DOCUMENTS, THE NOTES OR THE ACTIONS OF THE COMPANY AND THE INVESTORS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

     Section 8.11 Other Activities, Publicity and Confidentiality.

     (a) No Promotion. Except as otherwise required by law, the Company agrees that it will not, without the prior written consent of the Investors in each instance, (i) use in advertising, publicity, or otherwise the name of the Investors, or any affiliate of the Investor, or any partner or employee of the Investors, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the Investor or its affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by the Investors.

     (b) Confidentiality. Except as required by law, regulation or legal process, the Investors agrees, and agrees to cause any of its representatives, employees, legal counsel, advisors, agents or affiliates, to keep confidential and not disclose (other than, in the case of any such representative, employee, advisor, agent or affiliate, to the Investors), or divulge any confidential, proprietary, secret or non-public information which the Investors or its representatives, employees, legal counsel, advisors, agents or affiliates may obtain from the Company (including but not limited to financial statements) and not use such information other than for the benefit of the Company or in furtherance of the Investors' rights as a Investor or investor of the Company, provided that no such information shall be deemed to be non-public if it (i) is or becomes generally available to the public other than as a result of a disclosure by the Investors or its respective agents, representatives, advisors, legal counsel or employees; (ii) is or becomes available to the Investors on a non-confidential basis from a source (other than the Company or one of its officers, directors, agents, representatives or employees) that is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) was known to the Investors on a non-confidential basis prior to its disclosure to it by the Company, and provided further that, any other term of this Agreement to the contrary notwithstanding, the Company shall not be obligated to disclose any information to a competitor of the Company.

     Section 8.12 Decisions and Other Determinations. For all purposes of this Agreement, any provision which provides for a decision or other determination to be made by any party hereto at its option or election, or in its discretion, shall be made in the sole and absolute discretion of such party, which each of the parties hereto hereby acknowledges and confirms may be arbitrary.

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     Section 8.13 Interest Laws.  Notwithstanding  any provision to the contrary contained in this Agreement, the Company shall not be required to pay, and the Investor shall not be permitted to contract for, take, reserve, charge or receive, any compensation which constitutes interest under applicable law in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined in a final, non-appealable judgment by a court of competent jurisdiction to have been provided for in this Agreement or otherwise contracted for, taken, reserved, charged or received, then in such event: (A) the provisions of this Section shall govern and control;
(B) the Company shall not be obligated to pay any Excess Interest; (C) any Excess Interest that the Investors may have contracted for, taken, reserved, charged or received hereunder shall be, at the Investor's option, (I) applied as a credit against the outstanding balance of the Note (not to exceed the maximum amount permitted by law), (II) refunded to the payor thereof, or (III) any
combination  of  the  foregoing;   (D)  the  interest   provided  for  shall  be
automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement shall be deemed to have been, and shall be, reformed and modified to reflect such reduction; and (E) the Company shall have no action against the Investors due to any Excess Interest. The terms of this Section shall be deemed incorporated into the Notes.

     Section 8.14 Further Assurances. To the extent permitted by applicable law, the Company shall use its best efforts to obtain any consent of any Person which may be required in connection with the performance or enforcement of any Transaction Document and any transfer, pledge, assignment or grant of security interest in Collateral contemplated hereby and thereby, and will cooperate fully, and use its best efforts to in effecting any such transfer, pledge, assignment or grant of security interest or in connection with each Investor's exercise of its rights and remedies pursuant to the Transaction Documents.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                   NETWOLVES CORPORATION

                                   By:
                                   --------------------------------------------
                                   Name:   Peter C. Castle
                                   Title: Chief Financial Officer



                                   AGREED AND ACCEPTED by all Investors
                                   pursuant to their respective executed
                                   Financing Signature Page

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